Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Legal Opinions and Experts” and “Experts” and to the use of our report dated October 20, 2010 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen Build America Bond Opportunity Fund filed with the Securities and Exchange Commission in this Registration pursuant to Rule 462(b) under the Securities Act of 1933 (Registration No. 333-167407).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

November 23, 2010